Exhibit 5.1

June 9, 2008

DSP Group, Inc.

2580 North First Street, Suite 460

San Jose, CA 95131

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by DSP Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on June 9, 2008 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (1) 300,000 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”) reserved for issuance under the 1993 Director Stock Option Plan (the “Director Plan”), (2) 500,000 shares of Common Stock reserved for issuance under the 1993 Employee Stock Purchase Plan (the “ESPP”), and (3) 936,894 shares of Common Stock reserved for issuance under the 2003 Share Incentive Plan (the “2003 Plan” and together with the Director Plan and the ESPP, the “Plans”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of 1,736,894 shares of the Common Stock in the aggregate pursuant to the Plans.

It is our opinion that the 1,736,894 shares of Common Stock which may be issued and sold by the Company pursuant to the Plans, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP